As filed with the Securities and Exchange Commission on September 26, 2005

                                                                     811-_______
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Fiduciary/Claymore Energy and Infrastructure Fund

Address of Principal Business Office:
         2455 Corporate West Drive
         Lisle, Illinois 60532

Telephone Number: (630) 505-3736

Name and address of agent for service of process:
         Nicholas Dalmaso
         Claymore Advisors, LLC
         2455 Corporate West Drive
         Lisle, Illinois 60532

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [X]  NO [ ]

                                    SIGNATURE
                                    ---------

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Lisle in the State of Illinois on the 26th day of September, 2005.

                                                  FIDUCIARY/CLAYMORE ENERGY AND
                                                  INFRASTRUCTURE FUND

                                                  By: /s/ Nicholas Dalmaso
                                                      --------------------------
                                                      Nicholas Dalmaso
                                                      Sole Trustee
Attest:  /s/ Nicholas Dalmaso
         ---------------------------
         Nicholas Dalmaso
         Sole Trustee